Exhibit 10.2

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED
PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT
FOR OPERATING COMMITTEE MEMBERS
THIS PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), is made by and between Willis Towers Watson Public Limited Company and any successor thereto (the “Company”) and the individual (the “Associate”) who has signed or electronically accepted this Agreement (including the Schedules attached hereto) in the manner specified in the Associate’s online account with the Company’s designated broker/stock plan administrator.
WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Performance-Based Restricted Share Units (as hereinafter defined) provided for herein to the Associate as an incentive for increased efforts during the Associate’s employment with the Company, its Subsidiaries (as defined in the Plan) or its Designated Associate Companies (as defined in the Plan), and has advised the Company thereof and instructed the undersigned officer to prepare said Agreement.
NOW, THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
Defined terms used in this Agreement shall have the meaning specified in the Plan or below. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.1 - Cause
“Cause” shall have the meaning ascribed to such term or similar term (e.g., “Good Cause”) in the Associate’s employment agreement, if any, with the Company, a Subsidiary or a Designated Associate Company, and, in the absence of an employment agreement or such definition in the employment agreement, it shall mean: (i) the Associate’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries or Designated Associate Companies having been provided reasonable notice of such failure and a period of at least ten days after the Associate’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Associate in connection with the Associate’s employment which is injurious to the Company or its Subsidiaries or Designated Associate Companies (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Associate to the Company or its Subsidiaries or Designated Associate Companies), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Associate’s restrictive covenants and other obligations as provided in the Associate’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Associate and the Company or any of its Subsidiaries or Designated Associate Companies (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Associate’s receipt of such notice.
Section 1.2 - Earned Date

“Earned Date” shall mean the date that the Committee certifies the attainment of the Performance Objectives.
Section 1.3 - Earned Performance Shares
“Earned Performance Shares” shall mean Shares subject to the PRSUs in respect of which the applicable Performance Objectives have been achieved and shall become eligible for vesting and payment as set out in Section 3.2.
Section 1.4 - Good Reason
“Good Reason” shall have the meaning ascribed to such term or similar term in the employment agreement, if any, with the Company, a Subsidiary or a Designated Associate Company; in the absence of an employment agreement or such term in the employment agreement, it shall mean that one or more of the following events has occurred without the Associate’s written consent: (i) a material adverse diminution in the Associate’s position, authority or responsibilities or the assignment to Associate of duties or responsibilities which are materially inconsistent with the Associate’s position; provided, that, a material diminution in the foregoing shall not be deemed to have occurred solely as a result of the occurrence of a Change of Control or the Company ceasing to be a public company, so long as the position, authority or responsibilities of the Associate with the Company (or the Subsidiary or Designated Associated Company employing the Associate (the “Employer”) or any successor is not otherwise materially diminished, (ii) a reduction in the Associate’s monthly base salary or target annual incentive plan percentage; or (iii) the Associate is required to relocate the Associate’s office outside a radius of 50 miles from the Associate’s current office location. The Associate may not resign or otherwise terminate the Associate’s employment for any reason set forth above as Good Reason unless the Associate first notifies the Employer in writing describing such Good Reason within 90 days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within 30 days of the Associate’s written notice of such Good Reason, and the Associate actually terminates employment within 90 days following the expiration of the Employer’s 30-day cure period described above.
Section 1.5 - Grant Date
“Grant Date” shall mean the date set forth in a schedule to the Agreement or communicated to the Associate through his online account with the Company’s designated broker/stock plan administrator.
Section 1.6 - Legacy Company
“Legacy Company” shall mean Towers Watson & Co. or Willis Group Holdings Public Limited Company and any predecessor companies or affiliates of any of the foregoing.
Section 1.7 - LTIP
“Long-Term Incentive Program” or “LTIP” is a program adopted in calendar 2016 by the Committee under which equity awards and/or cash awards may be granted to certain eligible employees of the Company, its Subsidiaries or its Designated Associate Companies.
Section 1.8 - Nominal Value
“Nominal Value” means $0.00030465 per Share.
Section 1.9 - Performance-Based Restricted Share Units
“Performance-Based Restricted Share Units” or “PRSUs” shall mean a conditional right to receive Shares, pursuant to the terms of the Plan and this Agreement upon vesting and settlement, subject to the attainment of certain Performance Objectives and the Associate’s continued employment through the Vesting Date.
Section 1.10 - Performance Objectives

“Performance Objectives” shall mean the performance objectives that are referenced in Section 3.1(a) and set forth in Schedule C to this Agreement.
Section 1.11 - Performance Period
“Performance Period” shall mean February 26, 2016 - December 31, 2018.
Section 1.12 - Plan
“Plan” shall mean the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.
Section 1.13 - Qualifying Retirement
“Qualifying Retirement” shall mean a voluntary Termination of Service by the Associate after the Associate’s attainment of the age of 55 and the Associate’s completion of 15 years of service with the Company, a Subsidiary or Designated Associate Company thereof or a Legacy Company, provided that the Committee has not determined that a basis exists for the Associate’s Termination of Service for Cause at the time of such Termination of Service.
Section 1.14 - Shares
“Shares” shall mean Ordinary Shares of the Company, Nominal Value per Share, which may be authorized but unissued.
Section 1.15 - Termination Date
Unless otherwise determined by the Committee, in its sole discretion, the “Termination Date” shall mean the later of (i) the last day of the Associate’s active employment with the Company or its Subsidiaries or Designated Associate Companies or (ii) the last day of any notice period or garden leave, as provided for under the Associate’s employment agreement or local law; provided, however, that in the case of United States taxpayers, the termination date shall mean a date that will allow the PRSUs to comply with Section 409A of the Code.
Section 1.16 - Vesting Date
“Vesting Date” shall mean March 15, 2019; provided however, that if the Vesting Date falls on a date that the Associate is subject to tax withholding on the Vesting Date and the Company determines the Associate is not permitted to sell Shares on the open market for any reason, including under the Company’s Insider Trading Policy (or any successor policy) or as provided in Section 7.15 hereof, then the Vesting Date instead shall be the later of the first business day in the next occurring open “window period” applicable to the Associate or the next business day that the Company determines the Associate is not prohibited from selling Shares on the open market.

ARTICLE II
GRANT OF PERFORMANCE-BASED RESTRICTED SHARE UNITS
Section 2.1 - Grant of the Performance-Based Restricted Share Units
Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement including any country-specific provisions set forth in Schedule A to this Agreement, and, if applicable, the restrictive covenants set forth in Schedule B to the Agreement, the Company hereby grants to the Associate the target number of PRSUs specified in a schedule to the Agreement or as stated in the Associate’s online account with the Company’s designated broker/stock plan administrator. In circumstances where the Associate is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule B, the Associate agrees that the grant of PRSUs pursuant to this Agreement is sufficient consideration for the Associate entering into such agreement.
Section 2.2 - PRSU Payment
In accordance with Section 7(d)(ii) of the Plan, the Shares to be issued upon vesting and settlement of the PRSUs must be fully paid up prior to issuance of Shares by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the PRSUs is received by it on behalf of the Associate at the time the PRSUs are settled from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.
Section 2.3 - Employment or Service Rights
Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Associate under the terms of his office or employment with the Company or any Subsidiary or Designated Associate Company shall not be affected by his participation in the Plan or any right which he may have to participate in it. The PRSUs and the Associate’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary or a Designated Associate Company and the terms of any separate employment agreement to which the Associate is a party shall remain in effect and will control to the extent that there are any inconsistencies with this Agreement. The Associate hereby waives any and all rights to compensation or damages in consequence of the Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to earn or vest in his PRSUs as a result of such Termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Associate shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
Section 2.4 - Adjustments in PRSUs Pursuant to Change of Control or Similar Event, etc.
Subject to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to the PRSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the PRSUs; or (ii) the terms and conditions of the PRSUs (including without limitation, any applicable Performance Objectives with respect thereto). An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons.
Section 2.5 - Tax Withholding
The Associate acknowledges that, regardless of any action taken by the Employer the ultimate liability for all Tax-Related Items, is and remains the Associate’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Associate further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Associate’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Associate is subject to Tax-Related Items in more than one jurisdiction, the Associate acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Associate agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, the Associate authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following (provided the Committee does not indicate that alternative (iii) is unavailable):

(i)	withholding from the Associate’s wages or other cash compensation paid to the Associate by the Company and/or the Employer;

(ii)
withholding from proceeds of the sale of Shares issued upon vesting of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Associate’s behalf pursuant to this authorization without further consent); or

(iii)
withholding in Shares to be issued upon settlement of the PRSUs unless the Committee, in its sole discretion, indicates that this method of withholding is not available prior to the applicable taxable or tax withholding event.

Provided, however, that if the Associate is an officer of the Company under Section 16 of the Exchange Act (“Section 16 Officer”), such Section 16 Officer is entitled to elect the method of withholding from alternatives (i) through (iii) above, provided, that the Committee does not indicate that alternative (iii) is unavailable.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Associate will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Associate is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Associate agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Associate’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Associate fails to comply with the Associate’s obligations in connection with the Tax-Related Items.
Section 2.6 - Dividend Equivalents
As long as the Associate holds PRSUs granted pursuant to this Award, the Company shall accrue for the Associate, on each date that the Company pays a cash dividend to holders of its Ordinary Shares, dividend equivalents equal to the total number of PRSUs credited to the Associate under this Award multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date. Dividend equivalents shall accrue in the form of additional PRSUs paid at the time that such underlying PRSUs are settled. The accrued dividend equivalents shall be subject to the same restrictions as the PRSUs to which the dividend equivalents relate, and the dividend equivalents shall be forfeited in the event that the PRSUs with respect to which such dividend equivalents were credited are forfeited.
Section 2.7 - Clawback Policy
The Company may cancel all or part of the PRSUs or require payment by the Associate to the Company of all or part of any amount or Shares acquired by the Associate upon vesting and settlement of the PRSUs pursuant to the Company’s Clawback Policy as stated in Section 10 of the Plan.

ARTICLE III
PERFORMANCE-BASED AND TIME-BASED VESTING REQUIREMENTS
Section 3.1 - Earned Performance Shares
(a)Subject to Sections 3.1(b) through 3.1(d) below and the terms of the Associate’s employment agreement, if any, the Shares subject to the PRSUs shall become Earned Performance Shares and shall become eligible to vest in accordance with the provisions of Section 3.2 as of the Earned Date to the extent the Committee determines (and based on the level of attainment) that the Performance Objectives set forth in Schedule C to this Agreement are attained pursuant to Section 3.1(b).
(b)As of the Earned Date, the Committee shall certify the attainment level of the applicable Performance Objectives, and based on such certification, shall declare the number of Shares subject to the PRSUs that shall become Earned Performance Shares. Anything to the contrary in this Section 3.1 and Schedule C to this Agreement notwithstanding, the Committee retains sole discretion to determine the number of Shares subject to the PRSUs that will become Earned Performance Shares.
(c)The Associate understands and agrees that the terms under which the PRSUs shall become Earned Performance Shares (as described in this Section 3.1 and in Schedule C) is confidential and the Associate agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Associate’s employment with the Company, its Subsidiaries or a Designated Associate Company, without the prior written consent of the Company.  The Associate’s failure to abide by this condition may result in the immediate cancellation of the PRSUs.
(d)If there is a Change of Control prior to the end of the Performance Period, the Committee may, in its sole discretion, deem the Performance Objectives to be attained at the level determined by the Committee as to all or part of the unearned Shares underlying the PRSUs and deem them to be Earned Performance Shares; provided, however, that the Committee shall not have the authority to accelerate the performance goal vesting requirements or waive the forfeiture of to the extent the PRSUs are intended to constitute Qualified Performance-Based Compensation or if any such acceleration would result in a violation of Section 409A of the Code.
(e)Any Shares subject to the PRSUs that are not declared by the Committee to be Earned Performance Shares on the Earned Date, except as otherwise provided under this Section 3.1, shall be forfeited immediately.
Section 3.2 - Vesting/Settlement
(a)Subject to the Associate’s continued employment with the Company or any Subsidiary or Designated Associate Company through the Vesting Date and the other requirements in this Section 3.2, the Earned Performance Shares shall vest on the Vesting Date and become payable in accordance with Section 3.2(k) below.
(b)In the event of the Associate’s Termination of Service, any unvested Earned Performance Shares will be forfeited immediately by the Associate, subject to, and except as otherwise specified in, and subject to the terms and conditions of the other subsections of this Section 3.2.
(c)In the event of the Associate’s Termination of Service on or after January 1, 2017 and prior to the Vesting Date due to a Qualifying Retirement, the Earned Performance Shares shall vest on the Vesting Date, subject to the Associate’s compliance with the restrictive covenants and other obligations contemplated under Article VI of this Agreement.
(d)In the event of the Associate’s Termination of Service prior to the Vesting Date for reasons other than a termination by the Employer for Cause, Good Reason resignation, or Qualifying Retirement, or as otherwise set forth in this Section 3.2, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the Earned Performance Shares. If no determination is made as of the Termination Date, then the Earned Performance Shares shall, to the extent not then vested, be immediately forfeited by the Associate.

(e)In the event of the Associate’s (i) Termination of Service without Cause by the Company or (ii) Termination of Service by the Associate for Good Reason, in each case, within the 24-month period following a Change of Control, any Earned Performance Shares shall fully vest.
(f)In the event of the Associate’s (i) Termination of Service without Cause by the Company or (ii) Termination of Service by the Associate for Good Reason prior to a Change of Control or after the 24-month period following a Change of Control, one year of additional service credit will be applied to the Associate’s period of service. If after giving effect to this additional service credit, the Associate would have been employed through the Vesting Date, the Associate will vest in the PRSUs with respect to the Earned Performance Shares.
(g)Except as otherwise set forth in this Section 3.2, in the event of a Change of Control, the Committee shall have the sole discretion to accelerate the vesting of unvested Earned Performance Shares without regard to whether the Earned Performance Shares are assumed or substituted by a successor company.
(h)The Associate agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Associate’s online account with the Company’s designated broker/stock plan administrator, the Agreement including any applicable schedules thereto.
(i)The Committee may, in its sole discretion, cancel the PRSUs if the Associate fails to execute and deliver or electronically accept the Agreement and documents within the period set forth in Section 3.2(h).
(j)Notwithstanding anything to the contrary in Sections 3.1 or 3.2, no PRSUs shall vest prior to the first anniversary of the Grant Date except in the case of the Associate’s Termination of Service resulting from death or Permanent Disability or in connection with a Change of Control.
(k) Earned Performance Shares that become vested in accordance with Section 3.1 and Section 3.2 shall be delivered on the Vesting Date or within 30 days thereafter, or such earlier date that the Earned Performance Shares become vested on an accelerated basis pursuant to Section 3.1 and 3.2 hereof; provided, however, that if the PRSUs are considered non-qualified deferred compensation subject to Section 409A of the Code (“Deferred Compensation”) as determined in the sole discretion of the Company and the Associate is a U.S. Taxpayer, the Earned Performance Shares that become vested in accordance with this Section 3.2 shall be settled on a date within 30 days of the earliest to occur of (i) the Vesting Date, (ii) the Associate’s “separation from service” within the meaning of Section 409A of the Code, (iii) the Associate’s death and (iv) a “change in control event” within the meaning of U.S. Treas. Regs § 1.409A-3(i)(5). In addition, if the PRSUs are Deferred Compensation, the PRSUs are settled upon the Associate’s separation from service, and the Associate is a U.S. Taxpayer and a “specified employee,” within the meaning of Section 409A of the Code, on the date the Associate experiences a separation from service, then the PRSUs shall be settled on the first business day of the seventh month following the Associate’s separation from service, or, if earlier, on the date of the Associate’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code.
Section 3.3 - Conditions to Issuance of Shares
The Earned Performance Shares to be delivered hereunder shall be previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the PRSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for United States taxpayers:
(a)The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
(b)The Associate has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5; and
(c)No fractional Shares shall be issued under this Agreement.

Without limiting the generality of the foregoing, the Committee may in the case of United States resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of PRSUs does not violate the Exchange Act and may issue stop-transfer orders in the United States covering such Shares.
Section 3.4 - Rights as Shareholder
The Associate shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the PRSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Associate.
Section 3.5 - Limitation on Obligations
The Company’s obligation with respect to the PRSUs granted hereunder is limited solely to the delivery to the Associate of Shares within the period when such Shares are due to be delivered hereunder, and in no event shall the Company become obligated to pay cash in respect of such obligation. The PRSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries or Designated Associate Companies, nor shall any assets of the Company or any of its Subsidiaries or Designated Associate Companies be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Associate for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Associate (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Associate (or his designated entities) or in the certificates themselves.

ARTICLE IV
ADDITIONAL TERMS AND CONDITIONS OF THE PRSUs
Section 4.1 - Nature of Award
In accepting the PRSUs, the Associate acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the PRSU award is voluntary and occasional and does not create any contractual or other right to receive future PRSU awards, or benefits in lieu of PRSU awards, even if PRSUs have been granted in the past;
(c)all decisions with respect to future PRSUs or other grants, if any, will be at the sole discretion of the Company;
(d)the Associate’s participation in the Plan is voluntary;
(e)the PRSUs and any Shares acquired under the Plan, and the income and the value of same, are not intended to replace any pension rights or compensation under any pension arrangement;
(f)the PRSUs and any Shares acquired under the Plan, and the income and the value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company, the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not granted as consideration for, or in connection with, services the Associate may provide as a director of any Subsidiary or affiliate;

(h)the future value of the Shares underlying the PRSUs is unknown, indeterminable, and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs or the underlying Shares resulting from the Associate’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Associate is employed or the terms of his or her employment agreement, if any);
(j)unless otherwise provided in the Plan or by the Company in its discretion, the PRSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PRSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and
(k)if the Associate is providing services outside the United States, neither the Company, the Employer nor any Subsidiary or Designated Associate Company shall be liable for any foreign exchange rate fluctuation between the Associate’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Associate pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.
Section 4.2 - No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Associate’s participation in the Plan, the issuance of Shares upon vesting of the PRSUs or sale of the Shares. The Associate should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

ARTICLE V
DATA PRIVACY NOTICE AND CONSENT
Section 5.1 - Data Privacy
(a)The Associate hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Associate’s personal data as described in this Agreement and any other PRSU materials by and among, as applicable, the Employer, the Company and its Subsidiaries and Designated Associate Companies for the exclusive purpose of implementing, administering and managing the Associate’s participation in the Plan.
(b)The Associate understands that the Company and the Employer may hold certain personal information about the Associate, including, but not limited to, the Associate’s name, home address, telephone number, email address, telephone number, date of birth, passport, social insurance or other identification number (e.g., resident registration number), compensation, nationality, job title, any Shares or directorships held in the Company, details of all PRSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Associate’s favor, including the price of the Shares and the date, place and volume of transactions (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(c)The Associate understands that Data will be transferred to Computershare or Morgan Stanley or to any other third party assisting in the implementation, administration and management of the Plan. Where required under applicable law, Data also may be disclosed to certain securities or other regulatory authorities where the Company's Shares are listed or traded or regulatory filings are made. The Associate understands that the recipients of Data may be located in the Associate’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Associate’s country. The Associate understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Associate authorizes the Company, Computershare,

Morgan Stanley and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Associate understands that Data will be held only as long as is necessary to implement, administer and manage the Associate’s participation in the Plan. The Associate understands that, he may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. Further, the Associate understands that he is providing the consents herein on a purely voluntary basis. If the Associate does not consent, or if the Associate later seeks to revoke his consent, his service with the Company will not be affected; the only consequence of refusing or withdrawing the Associate’s consent is that the Company would not be able to grant the Associate PRSUs or other equity awards or administer or maintain such awards. Therefore, the Associate understands that refusing or withdrawing his consent may affect the Associate’s ability to participate in the Plan. For more information on the consequences of the Associate’s refusal to consent or withdrawal of consent, the Associate understands that he may contact his local human resources representative.

ARTICLE VI
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS
Section 6.1 - Restrictive Covenants and Other Obligations
In consideration of the grant of PRSUs, the Associate shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule B. In the event the Associate does not sign and return or electronically accept the Agreement of Restrictive Covenants and Other Obligations in the manner specified within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the PRSUs. If no such agreement is required, Schedule B shall state none or not applicable.

ARTICLE VII
MISCELLANEOUS
Section 7.1 - Administration
The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the PRSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 7.2 - PRSUs Not Transferable
Neither the PRSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Associate or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 7.3 - Binding Effect
The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
Section 7.4 - Notices
Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:
Willis Towers Watson plc
c/o Matthew S. Furman
General Counsel
200 Liberty Street
New York, NY 10281
and any notice to be given to the Associate shall be at his address.
By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Associate shall, if the Associate is then deceased, be given to the Associate’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Associate resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.
Section 7.5 - Titles
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 7.6 - Applicability of Plan
The PRSUs and the Shares underlying the PRSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the PRSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 7.7 - Amendment
This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 7.8 - Governing Law
This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations as set forth in Schedule B, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.
Section 7.9 - Jurisdiction
The state and federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, where applicable that with respect to the

Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.
Section 7.10 - Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Associate hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Associate accepts the electronic signature of the Company.
Section 7.11 - Choice of Language
By accepting the Agreement providing for the terms and conditions of the Associate’s grant, the Associate confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language. The Associate accepts the terms of those documents accordingly.
Section 7.12 - Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 7.13 - Schedule A
The PRSUs shall be subject to any special provisions set forth in Schedule A for the Associate’s country of residence, if any. If the Associate relocates to one of the countries included in Schedule A prior to the vesting of the PRSUs, the special provisions for such country shall apply to the Associate, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.
Section 7.14 - Imposition of Other Requirements
The Company reserves the right to impose other requirements on the PRSUs and the Shares acquired upon vesting of the PRSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Associate to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 7.15 - Insider Trading / Market Abuse Laws
The Associate acknowledges that depending on the Associate's country, the Associate may be subject to insider trading restrictions and/or market abuse laws, which may affect his ability to acquire or sell Shares or rights to Shares (e.g., PRSUs) under the Plan during such times as the Associate is considered to have “inside information” regarding the Company (as defined by the laws in the Associate’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy. The Associate acknowledges that it is his responsibility to comply with any applicable restrictions, including those imposed under the Company’s Insider Trading Policy, and the Associate is advised to consult with his own personal legal and financial advisors on this matter before taking any action related to the Plan.
Section 7.16 - Foreign Asset/Account Reporting Requirements and Exchange Controls
The Associate's country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Associate's ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares, sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside the Associate's country. The Associate may be required to report such accounts, assets or transactions to the tax or other authorities in the Associate's country. The Associate also may be required to repatriate sale proceeds or other funds received as a result of the Associate's participation in the Plan to the Associate's country through a designated bank or broker within a certain time after receipt. The Associate acknowledges that it is his responsibility to be compliant with such regulations, and the Associate should consult his personal legal advisor for any details.
Section 7.17 - Waiver
The Associate acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Associate or any other Participant of the Plan.
Section 7.18 - Counterparts
This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
Section 7.19 - Code Section 409A
For purposes of United States taxpayers, it is intended that the terms of the PRSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Associate to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Associate, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Company, its Subsidiaries and any Designated Associate Companies make no representation or covenant to ensure that the PRSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Company, its Subsidiaries or its Designated Associate Companies based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the PRSUs granted hereunder, and the Company, its Subsidiaries and any Designated Associate Companies shall not under any circumstances have any liability to the Associate or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.
By the Associate’s execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Associate’s online account with the Company’s designated broker/stock plan administrator, the Associate and the Company have agreed that the PRSUs are granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules attached hereto).

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY By: Name: Title:

SCHEDULE A
COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT
WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.
Terms and Conditions
This Schedule A includes additional terms and conditions that govern the Performance-Based Restricted Share Unit Award granted to the Associate under the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the applicable Performance-Based Restricted Share Unit Agreement (the “Agreement”) if the Associate resides in one of the countries listed below.
Notwithstanding Sections 1.13 and 3.2(c) of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Associate’s jurisdiction that likely would result in the favorable treatment that applies to the PRSUs as a result of the Associate’s retirement or reaching a certain age being unlawful and/or discriminatory, the favorable treatment contemplated under Sections 1.13 and 3.2(c) shall not apply and Section 3.2 shall apply to the Associate without giving effect to Section 3.2(c).
Notifications
This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Associate’s country as of September 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Associate not rely on the information noted herein as the only source of information relating to the consequences of the Associate’s participation in the Plan because the information may be out of date at the time the PRSUs vest under the Plan.
In addition, the information is general in nature. The Company is not providing the Associate with any tax advice with respect to the PRSUs. The information provided below may not apply to the Associate’s particular situation, and the Company is not in a position to assure the Associate of any particular result. Accordingly, the Associate should seek appropriate professional advice as to how the tax or other laws in the Associate’s country apply to the Associate’s situation.
Finally, if the Associate is a citizen or resident of a country other than the one in which the Associate is currently residing and/or working, transfers employment and/or residency after the Grant Date, or is considered a resident of another country for local law purposes, the terms and conditions contained herein for the country the Associate is residing and/or working in at the time of grant may not be applicable to the Associate, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Associate Similarly, the information contained herein may no longer be applicable in the same manner.

IRELAND
Terms and Conditions
PRSU Payment
This provision supplements Section 2.2 of the Agreement:
Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the PRSUs do not provide any right for the Associate to receive a cash payment and the PRSUs will be settled in Shares only.
Notifications
Director Reporting Obligation
If the Associate is a director, shadow director (an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual) or secretary of the Company or an Irish Subsidiary, he must notify the Company or the Irish Subsidiary in writing if the Associate receives or disposes of an interest exceeding 1% of the Company (e.g., PRSUs, Shares, etc.), if Associate becomes aware of the event giving rise to the notification requirement, or if the Associate becomes a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).
UNITED KINGDOM
Terms and Conditions
PRSU Payment
This provision supplements Section 2.2 of the Agreement:
Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the PRSUs do not provide any right for the Associate to receive a cash payment and the PRSUs will be settled in Shares only.
Tax Withholding
The following provisions supplement Section 2.5 of the Agreement:
The Associate agrees that if he does not pay, or the Employer or the Company does not withhold from the Associate, the full amount of Tax-Related Items that the Associate owes at vesting, or the release or assignment of the PRSUs for consideration, or the receipt of any other benefit in connection with the PRSUs (the “Taxable Event”), within 90 days of the end of the U.K. tax year in which the Taxable Event occurred, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount of the uncollected income tax shall constitute a loan owed by the Associate to the Employer. The Associate agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Associate, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Associate by the Employer, by withholding in Shares issued at vesting or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Associate. The Associate acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance contributions (“NICs”) (including Employer NICs) at any time thereafter by any of the means referred to in Section 2.5 of the Agreement, although the Associate acknowledges that the Associate ultimately will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime.
Notwithstanding the foregoing, the Associate understands and agrees that if he is an executive officer or Director (as within the meaning of Section 13(k) of the Exchange Act), the Associate will not be eligible for such a loan to cover the income tax. In the event that the Associate is a Director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the Associate understands that the amount of any uncollected Tax-Related Items will constitute a benefit to him on which additional income tax and NICs will be payable. The Associate understands and agrees that he will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any NICs due on this additional benefit.
UNITED STATES OF AMERICA
Notifications
Exchange Control Information
Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., PRSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the PRSUs/Shares exceeds certain thresholds (depending on the Associate’s filing status) with the Associate’s annual tax return. The Associate should consult with his personal tax or legal advisor regarding any FATCA reporting requirements with respect to the PRSUs or any Shares acquired under the Plan.

SCHEDULE B
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Towers Watson Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.
RECITALS
Whereas, Participant is employed by a Subsidiary of the Company;
Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based restricted share units (“PRSUs” or “Awards”) under the Company’s 2012 Equity Incentive Plan (the “Plan”);
Whereas, any Award granted to the Participant is subject to the terms and conditions of the Plan, the award agreement evidencing the Participant’s Award (including any country specific terms thereto) and this RCA, and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA; and
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:
Section 1 - Recitals
The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.
Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the

Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Participant was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.6
“Directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Participant had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.10	“Plan” shall have the meaning set forth in the recitals.

2.11
“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Participant has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer.

2.12
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business) or for whose relationship with the Employer, the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.13	“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Participant ceases to be employed by Employer.

2.14
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.15	“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.16	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law. Notwithstanding the foregoing, you understand that if you make a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, or otherwise engage in activities protected under whistleblower statutes, you shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure or engaging of such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.

3.3	The Participant shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:

3.3.1	within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.3.2
within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.3.3	solicit for employment or entice away from the Restricted Group any Key Personnel; or

3.3.4	employ or engage or endeavour to employ or engage any Key Personnel.

3.4
To the extent the Participant is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Sections 3.2 and 3.3 herein.

3.5
The Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, take any action or make any statement, written or oral, that disparages or criticizes the business or management of the Employer, the Company or any Subsidiary or any of its or their respective directors, officers, agents, employees, products or services. Nothing contained herein limits or restricts any rights Participant may have to engage in protected concerted activity under the National Labor Relations Act.

3.6
The Participant recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Participant of any of the covenants set forth in Section 3 of this RCA.  Participant recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Participant agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Participant from violating any such covenant.

3.7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.
Section 4 - Governing Law & Jurisdiction

4.1	This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.

4.2
Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Participant hereby irrevocably and unconditionally waives any objections he or she may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Participant further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Participant hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1
The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.2
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement currently in effect by and between the Participant, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.

5.3
Nothing contained in this RCA constitutes a promise or agreement to employ the Participant for a guaranteed term or otherwise modify the terms and conditions of the Participant’s employment with the Employer.

Section 6 - Miscellaneous

6.1
This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2
The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3	The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4
The Participant acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Participant within this RCA regardless of whether such Award is ultimately beneficial to Participant.

6.5
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom Participant intends to work within the Relevant Period.

6.6	The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.7
This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.

6.8	Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Sections 3 and 4, shall survive termination of this RCA.

6.9	This RCA has been executed on behalf of the Company electronically and the Participant accepts the electronic signature of the Company.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Towers Watson Public Limited Company by:

/s/ _________________
Name:
Title:

Participant:

Signature: ___________________________________________

Print Name: __________________________________________

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Towers Watson Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this Non-U.S. RCA.
RECITALS
Whereas, Participant is employed by a Subsidiary of the Company;
Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based restricted share units (“PRSUs” or “Awards”) under the Company’s 2012 Equity Incentive Plan (the “Plan”);
Whereas, any Award granted to the Participant is subject to the terms and conditions of the Plan, the award agreement evidencing the Participant’s Award (including any country specific terms thereto) and this Non-U.S. RCA, and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA; and
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees such Award is subject to the terms and conditions set forth in the applicable Plan, the award agreement and this Non-U.S. RCA and such other written agreements and documentation as the Company or the Employer may require.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Awards, the sufficiency of which is acknowledged in this recital and within Section 5.4 below, the parties hereby agree as follows:
Section 1 - Recitals
The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.
Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging. It is further provided that Competitor includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co and Marsh Incorporated.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company or any of its Subsidiaries.

2.6
“directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Garden Leave” shall mean any period during any notice period where Employer requires the Participant to remain available to respond to questions and requests from the Employer, but not to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.10
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Participant had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.11	“Plan” shall have the meaning set forth in the recitals.

2.12
“Relevant Area” shall mean: such country or countries in which the Participant has carried on Business on behalf of the Company or any of its Subsidiaries in which the Participant has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Participant ceases to be employed by Employer.

2.13
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.14
“Relevant Period” shall mean the period of twelve months following the date on which the Participant ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Participant at the instruction of Employer.

2.15
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.16	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.17	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her senior management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law. Notwithstanding, you understand that if you make a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, or otherwise engage in activities protected under whistleblower statutes, you shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure or engaging of such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.

3.3
The Participant shall provide a minimum of three months notice or such notice contained in the Participant’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. The Participant shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Participant may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Participant is on Garden Leave, the Participant shall remain an employee of Employer and shall continue to receive the Participant’s full salary and benefits. The Company or Employer shall have the discretion to apply a shorter period than the three-month period set forth in 3.3.

3.4	The Participant shall not, for the Relevant Period, directly or indirectly:

3.4.1	within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.4.2
within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.4.3	solicit for employment or entice away from the Restricted Group any Key Personnel; or

3.4.4	employ or engage or endeavour to employ or engage any Key Personnel.

3.5
To the extent the Participant is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.6	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.
Section 4 - Non-Disparagement

4.1
The Employer and Participant agree not to act in any manner detrimental to each other or cause to be made any derogatory statements concerning each other (including an obligation on the Employer and Participant not to make any statement whether oral or in writing which may have the effect of damaging the reputation of the other) including, in Participant’s case, concerning the business, officers, employees, directors (including any non-executive directors or former directors), consultants, agents, distributors, clients or customers (whether former or current) or otherwise of the Restricted Group.

4.2	The Employer and Participant further agree that without the prior written consent of the other party they shall not make, or cause to be made, any statement or comment to the press (whether local,

national or specialist) or any other media concerning Participant’s employment with the Employer or, where applicable, his or her termination of employment for any reason.
Section 5 - Governing Law & Jurisdiction

5.1	This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Participant is employed by Employer, without regard to its conflict of laws.

5.2
The courts of the jurisdiction in which the Participant is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.

Section 6 - Consideration, Severability, Beneficiaries & Effect on other agreements

6.1
The Participant acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.

6.2
The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

6.3
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by the Participant with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such agreements. The Participant further acknowledges that in the event of any breach by the Participant of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non-U.S. RCA.

6.4	The Participant acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Participant within this Non-U.S. RCA.
Section 7 - Miscellaneous

7.1	This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.

7.2
The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

7.3	The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

7.4
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom the Participant intends to work within the Relevant Period.

7.5	The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

7.6
This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

7.7	Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.
By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Towers Watson Public Limited Company by:

/s/
Name:
Title:

Participant:
Signature: ___________________________________________
Print Name: __________________________________________